Exhibit 4.37

ADDENDUM NO 13

to

MASTER MANAGEMENT AGREEMENT dated February 7th, 2008 between Euroseas Ltd and Eurobulk Ltd

This Addendum is made as of 1st February 2023 between Euroseas Ltd. (the “Company”), in its own capacity and as agent for each of its vessel owning subsidiaries identified in Schedule A hereto together with any additional subsidiaries that may acquire vessels in the future (the “Subsidiaries”) and Eurobulk Ltd. (the “Manager”).

1.         REMUNERATION

Fees payable to Eurobulk were adjusted based on reported inflation for Greece (Dec 21 - Dec 22). Daily management fees were rounded at Euro 775/day/vessel while the executive services fees were rounded at US$ 2,150,000 per annum. Both with effect of 1st January 2023.

2.         APPOINTMENT

The Company decided that it is beneficial to its needs to have a dedicated investor relationships officer. In that respect the Manager assigns Mrs Eirini Pitta to the role. Eirini will report directly to the Company’s CFO.

3.         TERMINATION

The Company decided that it was no longer necessary to utilize the services of the Manager in order to pursue the Business Combination as more specifically detailed in Addendum No12 of the MMA. To this effect the Company and the Manager have agreed that as of 30th November 2022 addendum no 12 of the MMA shall be terminated by mutual consent.

3.         EXTENSION

Master Management Agreement was renewed for a five year term starting 1st January 2023. The term of the individual management agreements will coincide with the term at the MMA as set herein.

IN WITNESS WHEREOF, the parties have executed this Addendum to the Management Agreement as of the date first written above.

Euroseas Ltd.

By:____/s/ Aristides J. Pittas____
Name: Aristides J. Pittas
Title: Chairman of the Board, President, CEO

Eurobulk Ltd.

By:__/s/ Nikolaos Pittas____
Name: Nikolaos Pittas
Title: Director

Schedule A

to addendum no 12 to

Master Management Agreement dated February 7th, 2008

Antwerp Shipping Ltd, Marshall Islands-m/v Synergy Antwerp

Busan Shipping Ltd, Marshall Islands-m/v Synergy Busan

Oakland Shipping Ltd, Marshall Islands-m/v Synergy Oakland

Keelung Shipping Ltd, Marshall Islands-m/v Synergy Keelung

Gregos Shipping Limited, Marshall Islands  - m/v EM Astoria

Noumea Shipping Limited, Liberia – m/v Evridiki G

Joanna Maritime Ltd, Liberia – m/v Joanna

Jonathan John Shipping Ltd, Marshall Islands – m/v Aegean Express

Corfu Navigation Ltd - m/v EM Corfu

Bridge Shipping Ltd – m/v Akinada Bridge

Diamantis Shipowners Ltd, Liberia-m/v Diamantis P

Kea Shipowners Ltd, Liberia-m/v Em Kea

Spetses Shipowners Ltd, Liberia-m/v Em Spetses

Hydra Shipowners Ltd, Liberia-m/v Em Hydra

Jonathan Shippowners Ltd, Liberia-m/v Jonathan P

Gregos Maritime Ltd., Marshall Islands- m/v Gregos (Hull No. 4201)

Terataki Shipping Ltd., Marshall Islands – m/v Terataki (Hull No. 4202)

Marcos Shipping Ltd, Marshall Islands – Marcos V

Emmanuel Shipping Ltd, Marshall Islands – m/v Emmanuel P

Rena Shipping Ltd, Marshall Islands – m/v Rena P

Tender Soul Shipping Ltd, Marshall Islands – m/v Tender Soul (Hull No. 4236)

Leonidas Shipping Ltd, Marshal Islands –  m/v Leonidas Z (Hull No. 4237)

Monica Shipowners Ltd, Liberia – m/v Monica (Hull No. 4248)

Stephania Shipping Ltd, Liberia – m/v Stephania K (Hull No. 4249)

Pepi Shipping Ltd, Liberia – m/v Pepi Star (Hull No. 4250)

Dear Panel Shipping Ltd, Liberia – m/v Dear Panel (Hull No. 4251)

Symeon Shipping Ltd, Liberia – m/v Symeon P (Hull No. 4252)